Durham Jones & Pinegar, P.C. 192 East 200 North, Third Floor 435.674.0400 435.628.1610 Fax www.djplaw.com

June 28, 2012

Bullion Monarch Mining Inc.
20 North Main
Suite 202
St. George, UT 84770

Re:	Registration Statement on Form F-4
File No. 333-180092

Ladies and Gentlemen:

We have acted as counsel to Bullion Monarch Mining, Inc., a Utah corporation (“Bullion”), in connection with the proposed merger (the “Merger”) of Bullion and EMX (Utah) Corp., a Utah corporation (“Merger Sub”) and a direct wholly-owned subsidiary of Eurasian Minerals Inc., a corporation incorporated under the Laws of the Province of British Columbia (“Eurasian”). In the Merger, EMX (UTAH) CORP. will merge into Bullion, with Bullion being the surviving entity and becoming a wholly-owned subsidiary of Eurasian, pursuant to the Agreement and Plan of Merger, dated February 7, 2012, by and among Eurasian, Merger Sub and Bullion (the “Merger Agreement”). In connection with the Merger, Eurasian filed a Registration Statement on Form F-4 (as amended through the date hereof, the “Registration Statement”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of up to 18,837,233 common shares, no par value per share, of Eurasian (“Eurasian Shares”). Pursuant to the Merger Agreement, Eurasian will issue 0.45 of a Eurasian Share and $0.11 in cash in exchange for each outstanding share of Bullion common stock, par value $0.001 per share (“Bullion Shares”). In addition, each outstanding warrant of Bullion (the “Bullion Warrants”) will be deemed to be exchanged for a substitute warrant that will entitle its holder to acquire, in lieu of one Bullion Share, 0.45 of a Eurasian Share plus $0.11 in cash, upon exercise in accordance with the terms of the original Bullion

SALT LAKE CITY | OGDEN | ST. GEORGE | LAS VEGAS

Bullion Monarch Mining, Inc.
June 28, 2012

Warrant.

Our opinion set forth herein is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated under the Code, the published administrative positions of the Internal Revenue Service (the “IRS”) contained in revenue rulings and revenue procedures, the Convention Between Canada and the United States of America with Respect to Taxes on Income and Capital, signed September 26, 1980, as amended, and U.S. judicial decisions, in each case as in effect on the date of this opinion. All of the authorities upon which our opinion is based are subject to change, possibly with retroactive effect, and to differing interpretations. Any such change in these authorities could affect the opinion set forth below. Nevertheless, we undertake no responsibility to advise or notify you of any developments in the application or interpretation of such authorities that occur after the date of our opinion. Our opinion is not binding on the IRS or the courts. Accordingly, there is no assurance that the IRS will not assert a contrary position or that a court would not agree with such a contrary position.

For purposes of rendering our opinion, we have reviewed and relied upon the Registration Statement, the Merger Agreement and such other records, agreements, instruments and documents as we have deemed necessary or appropriate as a basis for our opinion set forth below. In addition, for purposes of rendering our opinion, we have reviewed such questions of law as we have considered necessary and appropriate. We are also relying upon certain factual representations and/or determinations by Bullion and Eurasian set forth in certificates delivered to us on or before the date hereof.

In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. We have assumed that all factual representations and determinations on which our opinion is based are true and correct as of the date given and thereafter where relevant (without regard to whether such representations or conclusions are made “to the best knowledge of” any person or party or with similar qualification) and that no actions have been or will be taken which are inconsistent with such representations or conclusions.

We have furthermore assumed that the Merger will be consummated as described in the Registration Statement and in accordance with the terms of the Merger Agreement and the other documents and agreements referred to in the Registration Statement, without the modification or waiver of any such terms.

Subject to the qualifications, exceptions, assumptions and limitations set forth therein, we confirm that the discussion set forth in the Registration Statement under the heading “Proposal One—The Merger—Material United States Federal Income Tax Consequences of the Merger and the Holding and Disposing of Eurasian Common Shares Received in the Merger” in the Registration Statement, as of the date hereof, describe the material United States federal income tax consequences of the issuance of Eurasian Shares to the holders of Bullion Shares or Bullion Warrants in connection with the Merger. We express no opinion as to any matter not explicitly discussed herein or as to the law of any jurisdiction other than the United States of America.

Bullion Monarch Mining, Inc.
June 28, 2012

This opinion is being furnished to Bullion at its request in connection with the Proxy Statement/Prospectus. We consent to the filing of this opinion as an exhibit to the Registration Statement, to the discussion of such in the Proxy Statement/Prospectus to the extent discussed or referenced and to all references to us in the Registration Statement under the headings “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder. We are furnishing this opinion solely in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose.

Very truly yours,

/s/ Durham Jones & Pinegar, P.C.